Filed Pursuant to Rule 424(b)(3)

File No. 333-279831

PROSPECTUS

Transcat, Inc.

292,424 Shares of Common Stock Offered by the Selling Shareholders

This prospectus relates to the offer and resale by the selling shareholders identified herein of up to 292,424 shares of our common stock, par value $0.50 per share (“Common Stock”). This prospectus provides you with a general description of the shares of Common Stock. You should carefully read this prospectus and the documents incorporated by reference before buying any of the shares of Common Stock being offered.

We are registering the offer and sale of the shares of the Common Stock owned by the selling shareholders to satisfy registration rights we have granted to the selling shareholders pursuant to a registration rights agreement dated as of April 15, 2024 (the “Registration Rights Agreement”). We have agreed to bear all of the expenses incurred in connection with the registration of the Common Stock covered by this prospectus. The selling shareholders will pay or assume brokerage commissions and similar charges, if any, incurred in the sale of the shares of Common Stock.

The registration of shares of Common Stock hereunder does not mean that the selling shareholders will actually offer or sell the full number of shares being registered pursuant to this prospectus. The selling shareholders may sell the shares of Common Stock registered hereby from time to time. The shares of Common Stock may be offered and sold by the selling shareholders through public or private transactions, at market prices prevailing at the time of sale or at negotiated prices. The selling shareholders may retain underwriters, dealers or agents from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

We are not selling any shares of our Common Stock pursuant to this prospectus, and we will not receive any proceeds from any sale by selling shareholders of the shares of Common Stock covered by this prospectus.

Our Common Stock is traded on the Nasdaq Global Market under the symbol “TRNS.” On May 28, 2024, the last reported sale price of our Common Stock on the Nasdaq Global Market was $133.75 per share.

Investing in our Common Stock involves risk. You should carefully read the information included and incorporated by reference into this prospectus for a discussion of the factors you should carefully consider in determining whether to invest in our Common Stock, including the discussion of risks described under “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 30, 2024.

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the selling shareholders, as defined in the section of this prospectus entitled “Selling Shareholders,” of up to 292,424 shares of our Common Stock.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Selling Shareholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of Common Stock covered by this prospectus. You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement we have authorized for use in connection with this offering. We have not authorized anyone to provide you with additional information or information different from that contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted. The information contained in this prospectus, any applicable prospectus supplement, and the documents incorporated by reference herein and therein, is accurate only as of their respective dates, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such date.

It is important for you to read and consider all information contained in this prospectus and any prospectus supplement, including the documents incorporated by reference, in making your investment decision. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Unless the context otherwise requires, references in this prospectus to “Transcat,” the “Company,” “we,” “us,” and “our” refer to Transcat, Inc. and its subsidiaries, unless the context clearly indicates otherwise.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, estimates, beliefs, assumptions and predictions of future events and are identified by words such as “believes,” “can,” “could,” “designed,” “estimate,” “expect,” “focus,” “goal,” “intend,” “may,” “plan,” “strategy,” “target,” “will,” “would,” and other similar words. Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical results or those expressed in such forward-looking statements.

These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this prospectus, any prospectus supplement, and the documents we incorporate by reference, including among others, statements regarding our strategy, future operations, financial objectives, prospects, plans, objectives of management and expected performance levels are forward-looking statements. Factors that might cause such differences include, but are not limited to:

•	general economic conditions applicable to our business, including impacts from the ongoing inflationary environment and interest rate changes,
•	the highly competitive nature of the industries in which we compete,
•	the significant competition we face in our Distribution segment,
•	the concentration of Service segment customers in the life science and other FDA-regulated businesses, as well as the industrial manufacturing, aerospace, defense, energy and utilities industries,
•	any impairment of our goodwill or intangible assets,
•	tariffs and changing trade relations, regional and international conflicts and political conditions,
•	negative publicity and other reputational harm,
•	our ability to successfully complete and integrate business acquisitions,
•	potential unexpected liabilities associated with companies we acquire,
•	cybersecurity risks, including the risk of significant disruptions in our information technology systems,
•	our ability to recruit, train and retain quality employees, skilled technicians and senior management,
•	our ability to achieve or maintain adequate utilization and pricing rates for our technical service providers,
•	the prices we are able to charge for our services in our Service segment,
•	our ability to adapt our technology,
•	reliance on our enterprise resource planning system,
•	supply chain delays, disruptions or product shortages,
•	the risks related to current and future indebtedness,
•	foreign currency rate fluctuations,
•	risks related to protecting our intellectual property,
•	the impact of adverse weather events or other catastrophes or natural disasters or widespread public health crises, pandemics or other epidemics,
•	fluctuations in our operating results,
•	the volatility of our stock price and the relatively low trading volume of our common stock,
•	changes in tax rates, accounting standards, legal requirements and listing standards, and
•	legal and regulatory risks related to our international operations.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date made, and advise that various factors, including those described above, could affect our financial performance and could cause our actual results or circumstances for future periods to differ materially from those anticipated or projected. See “Risk Factors” and also “Risk Factors” in Item IA of Part I of our Annual Report on Form 10-K for the fiscal year ended March 30, 2024, which is incorporated herein by reference, for further information. Except as required by law, we do not undertake, and specifically disclaim any obligation to publicly release any revisions to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the entire prospectus, especially as described in “Risk Factors,” before deciding to invest in the Common Stock.

The Company

We are a leading provider of accredited calibration services, enterprise asset management services, and value-added distributor of professional grade handheld test, measurement and control instrumentation. We are focused on providing services and products to highly regulated industries, particularly the life science industry, which includes pharmaceutical, biotechnology, medical device and other FDA-regulated businesses. Additional industries served include FAA-regulated businesses, including aerospace and defense industrial manufacturing; energy and utilities, including oil and gas and alternative energy; and other industries that require accuracy in their processes, confirmation of the capabilities of their equipment, and for which the risk of failure is very costly.

We offer a variety of services and solutions including permanent and periodic onsite services, mobile calibration services, pickup and delivery and in-house services. As of March 30, 2024, we operated 29 calibration service centers strategically located across the United States, Puerto Rico, Canada, and Ireland. We also serve our customers onsite at their facilities for daily, weekly or longer-term periods. In addition, we have several imbedded customer-site locations that we refer to as “client-based labs,” where we provide calibration services, and in some cases other related services, exclusively for the customer and where we reside and work every day. We also have a fleet of mobile calibration laboratories that can provide service at customer sites which may not have the space or utility capabilities we require to service their equipment.

We also operate as a leading value-added distributor that sells and rents national and proprietary brand instruments to customers globally. Through our website, in-house sales team and printed and digital marketing materials, we offer access to more than 150,000 test, measurement and control instruments, including products from approximately 450 leading brands. Most instruments we sell and rent require calibration service to ensure that they maintain the most precise measurements. By having the capability to calibrate these instruments at the time of sale and at regular post-sale intervals, we can give customers a value-added service that most of our competitors are unable to provide. Calibrating before shipping means the customer can place their instruments into service immediately upon receipt, reducing downtime.

We were incorporated under the laws of the State of Ohio in 1964. Our principal executive office is located at 35 Vantage Point Drive, Rochester, New York 14624, and our telephone number is (585) 352-7777. Our website address is www.transcat.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The Offering

Common Stock Offered	All of the 292,424 shares of Common Stock offered by this prospectus are being sold by the Selling Shareholders.
Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock offered by this prospectus.
Nasdaq Global Market Trading Symbol	TRNS

RISK FACTORS

Investing in our Common Stock involves risks. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” in our filings with the SEC, which are incorporated by reference into this prospectus and any prospectus supplement. See “Where You Can Find More Information.”

USE OF PROCEEDS

We will not receive any proceeds from the shares of our Common Stock offered for resale by the Selling Shareholders. We have agreed to bear all of the expenses incurred in connection with the registration of the Common Stock covered by this prospectus and the Selling Shareholders will pay or assume brokerage commissions and similar charges, if any, incurred in the sale of the shares of Common Stock.

SELLING SHAREHOLDERS

On April 15, 2024, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Becnel Rental Tools, LLC, a Delaware limited liability company and wholly owned subsidiary of Transcat (“Merger Sub”), Becnel Rental Tools, LLC, a Louisiana limited liability company (“Becnel”), and Jason M. Becnel and Mark L. Becnel (Messrs. Becnel together with the individuals identified in the table below, the “Selling Shareholders”), pursuant to which Becnel merged with and into the Merger Sub. Becnel is an ISO 9001:2015 certified provider of rental tools and services primarily utilized in the decommissioning and maintenance of oil wells.

The aggregate purchase price under the Merger Agreement was approximately $50.0 million to be paid in a combination of approximately $32.5 million in Common Stock and $17.5 million in cash. Of that amount, 292,424 shares of Common Stock were issued to the Selling Shareholders at closing and 9,283 shares of Common Stock are subject to holdback provisions and will be issued in part after April 15, 2025, subject to satisfaction of the conditions under the Merger Agreement. In connection with the Merger Agreement, we entered into the Registration Rights Agreement with the Selling Shareholders pursuant to which we agreed to register for resale under the Securities Act the shares of Common Stock issued pursuant to the Merger Agreement. Each of the Selling Shareholders entered into a lock-up agreement which restricts, subject to certain exceptions, their ability to sell or otherwise dispose of their shares of Common Stock until 180 days after the effective date of the registration statement of which this prospectus forms a part (the “effective date”), except that the Selling Shareholders may sell their one third of their shares after the effective date and an additional one third of their shares after 90 days after the effective date.

We have agreed to bear all of the expenses incurred in connection with the registration of the Common Stock covered by this prospectus. The Selling Shareholders will pay or assume brokerage commissions and similar charges, if any, incurred in the sale of the shares of Common Stock.

This prospectus covers the resale from time to time by the Selling Shareholders identified in the table below of an aggregate of up to 292,424 shares of our Common Stock, subject to any appropriate adjustment as a result of any stock split, stock dividend, or other distribution with respect to, or in an exchange or replacement, or in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event. Other than the transactions contemplated by the Merger Agreement, as described above, the Selling Shareholders and their affiliates have not held a position or office, or had any material relationship, with us within the last three years.

The table below: (i) lists the Selling Shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of our Common Stock by the Selling Shareholders; (ii) has been prepared based upon information furnished to us by the Selling Shareholders; and (iii) to our knowledge, is accurate as of the date of this prospectus. The Selling Shareholders may sell all, some or none of their securities in this offering. The Selling Shareholders identified in the table below may have sold, transferred or otherwise disposed of some or all of their securities since the date of this prospectus in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Shareholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

	Shares Beneficially Owned Prior to the Offering (1)		Maximum Number of Shares to	Shares Beneficially Owned After the Offering (1)(2)
Selling Shareholders	Number	Percentage	be sold in this Offering	Number	Percentage
Jason M. Becnel	138,903	1.5%	138,903	—	—%
Mark L. Becnel	138,903	1.5	138,903	—	—
Craig J. Becnel	4,641	*	4,641	—	—
Jake B. Becnel	4,641	*	4,641	—	—
Todd A. Brown	2,320	*	2,320	—	—
Richard E. Hawthorne	2,320	*	2,320	—	—
Costa J. Theriot	696	*	696	—	—
TOTAL	292,424	3.2%	292,424	—	—%
*	Less than 1%.
(1)	Percentage ownership for the Selling Shareholders is determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations thereunder and is based on 9,133,823 outstanding shares of our Common Stock as of May 22, 2024.
(2)	The totals reported in this column assume that (a) all of the securities registered by the registration statement of which this prospectus is a part are sold in this offering; (b) the Selling Shareholders do not (i) sell any of the shares of Common Stock, if any, that have been issued to it other than those covered by this prospectus; and (ii) acquire additional shares of our Common Stock after the date of this prospectus and prior to the completion of this offering.

DESCRIPTION OF COMMON STOCK

Introduction

The following section describes the material features and rights of our Common Stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our Articles of Incorporation, as amended (the “Articles”) and our Code of Regulations, as amended (the “Code of Regulations”), each of which is filed as an exhibit to the Registration Statement of which this prospectus is a part, and to applicable sections of the Ohio General Corporation Law (the “OGCL”).

General

We are authorized to issue up to 30,000,000 shares of Common Stock. Each share of Common Stock entitles the holder to the same rights, and is the same in all respects, as each other share of Common Stock. Holders of Common Stock are entitled to: (i) one vote per share on all matters requiring a shareholder vote; (ii) a ratable distribution of dividends, if and when, declared by the board of directors (the “Board”); and (iii) in the event of a liquidation, dissolution or winding up of us, to share ratably in all assets remaining available for distribution to them after payment of liabilities. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. The shares of Common Stock being offered by this prospectus will be fully paid and nonassessable.

Dividends

Our credit agreement, as amended, limits our ability to pay cash dividends to certain levels over the term of the credit agreement and in any fiscal year. We have not declared any cash dividends since our inception and have no current plans to pay any dividends in the foreseeable future.

Transfer Agent & Registrar

The transfer agent and registrar for our Common Stock is Computershare.

Listing

Our Common Stock is listed on the Nasdaq Global Market under the trading symbol “TRNS.”

Anti-takeover Effects of Certain Provisions in our Articles of Incorporation, Code of Regulations and the OGCL

Articles of Incorporation and Code of Regulations

Some provisions of our Articles and Code of Regulations may be deemed to have an anti-takeover effect and may collectively operate to delay, defer or prevent a tender offer, a proxy contest or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our shareholders. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids. This also encourages persons seeking to acquire control of us to negotiate with us first. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of our Board or management more difficult. The following discussion is a summary of certain material provisions of our Articles and Code of Regulations, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part.

Our Articles require the affirmative vote of the holders of at least 75% of the capital stock of the Company entitled to vote in order to authorize: (i) any merger or consolidation of the Company with any other corporation if such transaction would otherwise by law require a vote of the shareholders; (ii) any combination or majority share acquisition with or by any corporation if such transaction would otherwise by law require a vote of the shareholders; or (iii) any lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of the Company to any other person or entity; if, in any such event, such other corporation, person or entity is the beneficial owner of ten percent or more of the outstanding capital stock of the Company entitled to vote thereon. Notwithstanding the forgoing, such restrictions do not apply if the Company’s Board of Directors approves a memorandum of understanding with the other corporation, person or entity prior to the time it becomes the owner of ten percent or more of the outstanding shares of the Company’s capital stock.

Additionally, the affirmative vote of the holders of at least 75% of the capital stock of the Company entitled to vote is required to amend, alter or repeal any of the foregoing provisions of our Articles.

Finally, the Board is divided into three classes, and our Code of Regulations state that the members of each class are elected for a term of three years and only one class of directors is elected annually. Thus, it would take at least two annual elections to replace a majority of our Board.

Ohio General Corporation Law

Certain provisions of the OGCL make a change in control of an Ohio corporation more difficult. Below is a summary of the Ohio anti-takeover statutes.

Ohio Control Share Acquisition Statute

The OGCL provides that certain notice and informational filings, and special shareholder meeting and voting procedures, must occur prior to the acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power; or (iii) a majority or more of such voting power.

The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Ohio Control Share Acquisition Statute.

Ohio Merger Moratorium Statute

Chapter 1704 of the OGCL addresses a range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between an Ohio corporation and an “Interested Shareholder” which is defined as a shareholder who, alone or with others, may exercise or direct the exercise of at least 10% of the voting power of the corporation in the election of directors. The Ohio Merger Moratorium Statute prohibits such transactions between the corporation and an Interested Shareholder for a period of three years after a person becomes an Interested Shareholder, unless, prior to such date, the directors approved either the business combination or other transaction or approved the acquisition that caused the person to become an Interested Shareholder.

After the three-year period, transactions between the corporation and the Interested Shareholder are permitted if:

●	the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation in the election of directors or the approval of the holders of a majority of the voting shares held by persons other than an Interested Shareholder; or
●	the business combination results in shareholders, other than the Interested Shareholder, receiving the higher of the highest amount paid in the past by the Interested Shareholders for the corporation’s shares or the amount that would be due to the shareholders if the corporation were to dissolve.

The Ohio Merger Moratorium Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Ohio Merger Moratorium Statute.

Ohio Anti-Greenmail Statute

Pursuant to the Ohio Anti-Greenmail Statute, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation’s securities within 18 months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves either: (i) that his sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that he would acquire control of the corporation; or (ii) that his purpose was not to increase any profit or decrease any loss in the shares. Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation refuses to bring an action to recover these profits. The party bringing such an action may recover his attorneys’ fees if the court having jurisdiction over such action orders recovery of any profits.

The Ohio Anti-Greenmail Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Ohio Anti-Greenmail Statute.

PLAN OF DISTRIBUTION

The Selling Shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock covered by this prospectus on any stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of the shares of Common Stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;
•	the in-kind distribution of the shares by an investment fund to its limited partners, members or other equity holders;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

The Selling Shareholders may sell all, some or none of the shares of Common Stock covered by this prospectus. If sold under the registration statement of which this prospectus forms a part, the shares of Common Stock will be freely tradeable in the hands of persons other than our affiliates that acquire such shares.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as a Selling Shareholder under this prospectus. The Selling Shareholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. To the extent permitted by applicable securities laws, the Selling Shareholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders from the sale of the Common Stock offered by the Selling Shareholders will be the purchase price of the Common Stock less discounts or commissions, if any. The Selling Shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Shareholders also may resell all or a portion of the shares of Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of Common Stock covered by this prospectus may be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earliest to occur of (i) April 15, 2025, (ii) a Change of Control, and (iii) such time as all the shares of Common Stock covered by this prospectus have been sold by the Selling Shareholders or may be disposed of by the Selling Shareholder in compliance with Rule 144.

For purposes hereof, a “Change of Control” means an event or series of events (i) as a result of which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Common Stock that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the Common Stock entitled to vote for members of the Company’s board of directors on a fully diluted basis (and taking into account all such Common Stock that such person or group has the right to acquire pursuant to any option right); or (ii) that results in the sale of all or substantially all of the assets or businesses of the Company and its consolidated subsidiaries, taken as a whole; provided, however that such event or events shall not constitute a Change of Control if, following the occurrence thereof, shares of Common Stock continue to be listed for trading on any market or exchange of The Nasdaq Stock Market LLC, or any other market or exchange on which the shares of Common Stock covered by this prospectus are listed for trading.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC's website at www.sec.gov. Our annual, quarterly and current reports and amendments to those reports, if any, are also available via the internet at our website, www.transcat.com, by following the links to “Investor Relations” and “SEC Filings.” The information on, or accessible through, our internet site, or any other internet site described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus, and you should not consider it to be a part of this prospectus. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. In addition, you may request copies of our filings with the SEC, including the documents listed below under the heading “Incorporation of Certain Information by Reference,” at no cost, by calling us at (585) 352-7777 or by writing to us at: Transcat, Inc., Attn: Corporate Secretary, 35 Vantage Point Drive, Rochester, New York 14624.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the Common Stock. This prospectus does not contain all of the information set forth in the registration statement. You may review a copy of the registration statement and the documents incorporated by reference therein through the SEC’s internet web site referred to above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. We incorporate by reference all the documents listed below and all documents subsequently filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and prior to the completion or termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

●	Our Annual Report on Form 10-K for the fiscal year ended March 30, 2024, filed with the SEC on May 28, 2024.

●	Our Current Reports on Form 8-K filed with the SEC on April 9, 2024 as amended on April 10, 2024, April 15, 2024, May 20, 2024 (Film No. 24964648) as amended on May 22, 2024, and May 20, 2024 (Film No. 24964793).
●	The description of our Common Stock, par value $0.50 per share, contained in Amendment Number 1 to our Registration Statement on Form S-3 (Registration No. 333-42345), filed with the SEC on February 5, 1998, Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended March 30, 2019, filed with the SEC on June 7, 2019, and any amendment or report filed for the purpose of updating such description.

Nothing in this prospectus shall be deemed to incorporate information furnished, but not filed, with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K and any corresponding information or exhibit furnished under Item 9.01 of Form 8-K.

Information in this prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

To obtain copies of these filings, see “Where You Can Find More Information” in this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by James M. Jenkins, Chief Legal and Corporate Development Officer of the Company. As of May 28, 2024, Mr. Jenkins beneficially owned 1,619 shares of the Company’s Common Stock, which represented less than 1.0% of the total outstanding shares of Common Stock of the Company.

EXPERTS

The consolidated financial statements of Transcat, Inc. as of March 30, 2024 and March 25, 2023, and for each of the years in the three-year period ended March 30, 2024, and the effectiveness of internal control over financial reporting as of March 30, 2024, have been audited by Freed Maxick CPAs, P.C., an independent registered public accounting firm, as stated in their reports thereon, which are incorporated by reference herein, and have been so incorporated in reliance upon such reports of and upon the authority of said firm as experts in accounting and auditing.

Transcat, Inc.

292,424 Shares of Common Stock Offered by the Selling Shareholders

Prospectus

May 30, 2024

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares of Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.